Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Gold Stone Technical Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0. 0001	(1)	457(o)		$	$32,343,750.00	0.0001381	$4,466.67

Total Offering Amounts:							$32,343,750.00		4,466.67
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,466.67

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to additional stocks that the underwriter has the option to purchase to cover over-allotments, if any.

In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.